EXHIBIT (a)(1)

Third Supplement to Offer to Purchase for Cash
Up to 125,000 Shares of Class A Common Stock of
American Strategic Investment Co.
CUSIP: 649439304

At $11.00 Per Share
By: Bellevue Capital Partners, LLC

The Offer, the proration period and withdrawal rights expire at 5:00 p.m., New York City time, on
July 5, 2024, unless the Offer is extended or terminated.

Bellevue Capital Partners, LLC (“Bellevue”, “we”, “us” or “our”) hereby seeks to acquire up to 125,000 shares (the “shares”) of Class A common stock, par value $0.01 per share (the “common stock”), of American Strategic Investment Co. (the “Company”), the subject company, at a purchase price equal to $11.00 per share (the “Purchase Price”), in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 7, 2024 (the “Original Offer to Purchase”), as amended and supplemented by the Supplement to Offer to Purchase dated May 16, 2024 (the “First Supplement”), as further amended and supplemented by the Second Supplement to Offer to Purchase dated May 23, 2024 (the “Second Supplement”) and as further amended and supplemented by this Third Supplement to Offer to Purchase (this “Third Supplement” and, together with the Original Offer to Purchase, the First Supplement and the Second Supplement, the “Offer to Purchase”) and in the related Letter of Transmittal as each may be supplemented or amended from time to time (which together constitute the “Offer”).

The Company had 3,162 holders of record owning an aggregate of 2,579,347 shares of common stock outstanding as of May 2, 2024.

Bellevue and its affiliates currently beneficially own 1,305,861 shares of common stock in the Company, or approximately 50.6% of the common stock outstanding as of May 2, 2024. If we purchase the full 125,000 shares we are offering to purchase in the Offer, those shares would represent approximately 4.8% of the Company’s outstanding shares based on the number of shares outstanding as of May 2, 2024. Consummation of the Offer, if all shares sought are tendered, would require payment by Bellevue of approximately $1,375,000 in aggregate purchase price, which we intend to fund out of our existing capital and assets. We expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of shares sought in the Offer, subject to applicable legal and regulatory requirements. See Section 14.

Holders of shares (the “shareholders”) are urged to consider the following factors:

•	Shareholders who tender their shares will give up the opportunity to participate in any future benefits from the ownership of shares, including potential future distributions by the Company from property operations or dispositions, and the purchase price per share payable to a tendering shareholder by Bellevue may be less than the total amount which might otherwise be received by the shareholder with respect to its shares.
•	Bellevue is making the Offer for investment purposes and with the intention of making a profit from the ownership of the shares. In establishing the Purchase Price of $11.00 per share, Bellevue is motivated to establish the lowest price which might be acceptable to shareholders consistent with Bellevue’s objectives.
•	The Offer to Purchase is not conditioned upon any minimum number of shares being tendered. If more than 125,000 shares are validly tendered and not withdrawn, Bellevue will accept for purchase 125,000 shares from tendering shareholders on a pro rata basis, subject to the terms and conditions herein. A shareholder may tender any or all shares owned by such shareholder.

Bellevue expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for,any shares, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 6 below and prior to the Expiration Date, to terminate the Offer and not accept for payment any shares, and (iii) to amend the Offer in any respect prior to the Expiration Date. Notice of any such extension, termination or amendment will promptly be disseminated to shareholders in a manner reasonably designed to inform shareholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

The Company’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the trading symbol “NYC.” On June 25, 2024, the last reported sale price of the shares on the NYSE was $8.94 per share, which is below the $11.00 per share Purchase Price for the Offer. Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares.

None of Bellevue, the Information Agent, the Depositary or any of our or their respective affiliates makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully all of the information in this Offer to Purchase, and in the other Offer materials, including our reasons for making the Offer. See Section 2. You are urged to discuss your decisions with your tax advisor, financial advisor and/or broker.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, or you require additional copies of this Offer Purchase, the Letter of Transmittal or other related materials, you should contact the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

The date of this Third Supplement to Offer to Purchase is June 26, 2024.

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IMPORTANT

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at the telephone number and address set forth on the back cover of this Offer to Purchase. You may request additional copies of the. Offer materials from the Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

If you want to tender all or some of your shares, you must do one of the following before the Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;
•	if you are an institution participating in The Depository Trust Company, referred to as “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or
•	if you hold certificates or book-entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

To tender shares properly, other than shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal or an agent’s message, and any other documents required by the Letter of Transmittal.

This Offer does not constitute an offer to purchase shares in any jurisdiction in which, or from any person from whom, it is unlawful to make the Offer under applicable securities or blue sky laws. Subject to applicable law, delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or that there has been no change in the information included or incorporated by reference herein or in our affairs since the date hereof.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representations in connection with the Offer other than those contained or incorporated by reference in this document or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us, the Information Agent, the Depositary or any of our or their respective affiliates.

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TABLE OF CONTENTS

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SUMMARY OF THE TENDER OFFER

We are providing this summary of the Offer for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase and the other Offer materials because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

The offer to purchase your shares is being made by: Bellevue Capital Partners, LLC, a Delaware limited liability company. Bellevue is an entity that controls New York City Advisors, LLC (the “Advisor”). The Advisor manages the Company’s day-to-day business with the assistance of the Company’s property manager, New York City Properties, LLC (the “Property Manager”). The Advisor and Property Manager are under common control with AR Global Investments, LLC (“AR Global”) and these related parties receive compensation and fees for providing services to the Company. The Company also reimburses these entities for certain expenses they incur in providing these services. See Section 1.

Bellevue currently beneficially owns 1,305,861 shares of common stock in the Company, or approximately 50.6% of the Company’s outstanding shares as of May 2, 2024. If Bellevue acquires the full 125,000 shares in the Offer, it will beneficially own approximately 55.5% of the Company’s outstanding shares.

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase up to 125,000 shares of common stock of the Company, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the Offer.

What will be the Purchase Price for the shares?

We are offering to pay $11.00 per share. If you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses.

What will be the form of payment of the Purchase Price?

If your shares are purchased in the Offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the Offer. On the terms and subject to the conditions of the Offer (including the proration provisions), promptly following the Expiration Date, we will pay the Purchase Price less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the Offer. See Section 5.

How will you pay for the shares?

Assuming an aggregate of 125,000 shares are purchased in the Offer, the aggregate purchase price would be $1,375,000. We intend to pay for the shares and all fees and expenses applicable to the Offer with our available cash. We have sufficient cash on hand to fund the aggregate purchase price of the Offer, including all fees and expenses.

How long do I have to tender my shares?

You may tender your shares until the Expiration Date. The Expiration Date is at 5:00 p.m., New York City time, on July 5, 2024, unless we extend or terminate the Offer. We may choose to extend the Offer for any reason. We cannot assure you that the Offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your shares to be tendered by the

Expiration Date. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the Offer in our sole discretion, subject to applicable laws. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can terminate the Offer under certain circumstances. See Section 6 and Section 14.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date if we decide to extend the Offer. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file with the SEC an amendment to our Tender Offer Statement on Schedule TO-T relating to the Offer describing the amendment and disseminate additional Offer materials as determined in accordance with applicable law. See Section 14.

What is the purpose of the Offer?

We are making this Offer because we believe the Company’s shares represents an attractive investment. This structure allows us to purchase a fixed number of shares for one price per share. If completed, the Offer will provide stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

Mr. Nicholas S. Schorsch is the sole managing member of Bellevue. Bellevue is an entity that controls the Advisor. Bellevue is the sole member of AR Global, which is the sole member of American Realty Capital III, LLC (“ARC III”). ARC III is the sole member of New York City Special Limited Partnership, LLC, which is the sole member of the Advisor. The Advisor manages the Company’s day-to-day business with the assistance of the Company’s Property Manager. The Advisor and Property Manager are under common control with AR Global and these related parties receive compensation and fees for providing services to the Company.

In connection with the company’s Rights Offering (as defined below) which expired on February 22, 2023, the Company’s board of directors waived the limits contained in the Company’s Rights Plan (as defined below). In addition, the Company’s board of directors waived the existing limit imposed on purchases by Bellevue and its affiliates including future issuances of common stock issued in lieu of the Company paying cash to the Advisor for asset management services. Bellevue, the Advisor and other affiliates or persons related to Bellevue have granted an irrevocable proxy to the Company pursuant to which the Company has the right to vote any shares owned by these persons or entities in excess of 34.9% of the Company’s outstanding shares of common stock in the same proportion as all other shares voted by the Company’s stockholders.

Are there any conditions to the Offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including:

•	No legal action shall have been threatened, instituted or pending that challenges or relates to the Offer or that, in our reasonable judgment, could materially and adversely affect the Company’s business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of the Company’s business or our ability to purchase shares in the Offer;
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•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;
•	No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease or an act of terrorism involving the United States shall have occurred on or after May 6, 2024, the last trading day prior to the commencement of the Offer;
•	No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect the Company’s business, condition (financial or otherwise), assets, income, operations or prospects;
•	No decline shall have occurred in the market price for the Company’s shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% from the close of trading on May 6, 2024, as measured based solely on the last reported closing price for any particular trading day;
•	No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;
•	No tender or exchange offer for any or all of the Company’s shares, or any merger, acquisition, business combination or other similar transaction with or involving the Company or any of its subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed since May 6, 2024, and the Company shall not have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the Offer) since May 6, 2024;
•	No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;
•	The consummation of the Offer and the purchase of shares will not cause the shares to cease to be listed on the NYSE or cause the shares to be subject to deregistration under the Exchange Act;
•	No person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than as publicly disclosed in a filing with the SEC on or before May 6, 2024) nor shall any new group have been formed that beneficially owns more than 5% of the outstanding shares;
•	No person (including a group) other than Bellevue that has publicly disclosed in a filing with the SEC on or before May 6, 2024 that it has beneficial ownership of more than 5% of the outstanding shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% or more of the outstanding shares; and
•	No person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of the Company’s assets or securities.

These conditions are described in greater detail in Section 6.

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How do I tender my shares?

To tender your shares, prior to 5:00 p.m., New York City time, on July 5, 2024, or any later time and date to which the Offer may be extended:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;
•	if you are an institution participating in The Depository Trust Company, referred to as “DTC” or the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3; or
•	if you hold certificates or book-entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

How will the Offer affect the number of record holders?

If any of our stockholders who hold shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing, tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Can I change my mind after I have tendered shares in the Offer, but before the Expiration Date?

Yes. You may withdraw any shares you have tendered at any time before the Expiration Date, which will occur at 5:00 p.m., New York City time, on July 5, 2024, unless we extend or terminate the Offer.

If you hold interests in shares through a broker, you must follow the broker’s procedures described in instructions that you will receive, which may include an earlier deadline for notifying the broker of your desire to withdraw your shares.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Additional requirements will apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

Has the Company or its board of directors adopted a position on the Offer?

None of the Company, the Company’s board of directors, the Information Agent, the Depositary or any of their respective affiliates has made any recommendation to you as to whether you should tender or refrain from tendering your shares.

We cannot predict how our common stock will trade after expiration of the Offer, and it is possible that our common stock price will trade above the Purchase Price after expiration of the Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of

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Transmittal and in the other Offer materials. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.

When and how will Bellevue pay for the shares I tender?

Promptly after the Expiration Date, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase. We will announce the preliminary results of the Offer, including preliminary information about any expected proration, on the business day following the Expiration Date. We expect that we will announce the final proration factor and pay the Purchase Price for any shares purchased pursuant to the Offer promptly after the Expiration Date, after we have determined the number of shares properly tendered and not properly withdrawn. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Date. The Depositary will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

On June 25, 2024, the last trading day prior to the date of this Third Supplement, the closing price of the shares on the NYSE was $8.94 per share, which is below the $11.00 per share Purchase Price for the Offer. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Sections 5 and 15.

What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes as consideration received in a sale or exchange of the tendered shares. If you are a U.S. Holder (as defined in Section 13), generally, you will be subject to U.S. federal income taxation upon the receipt of cash in exchange for the shares that you tender. See Section 13 for additional information.

If you are a Non-U.S. Holder (as defined in Section 13), if the receipt of cash by you received in the sale or exchange is not effectively connected with your conduct of a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash, subject to certain exceptions. See Section 13.

We recommend that you consult your own tax advisor regarding the particular tax consequences to you of tendering shares for cash pursuant to the Offer, including the applicability and effect of any U.S. state or local tax laws or other non-U.S. tax laws. See Section 13.

Will I have to pay stock transfer tax if I tender my shares?

Except as otherwise provided herein and in the Letter of Transmittal, if you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will generally not be required to pay any stock transfer taxes on our purchase of the shares pursuant to the Offer. See Section 5.

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To whom can I talk if I have questions?

The Information Agent can help answer your questions. The Information Agent for the Offer is Innisfree M&A Incorporated Please call 877-750-0537, Monday through Friday, from 10:00 a.m. to 4:00 p.m., New York City time.

Innisfree M&A Incorporated

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Banks and Brokers Call: 212-750-5833
All Others Call Toll Free: 888-750-9498

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase contain certain forward-looking statements. These statements generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” or similar expressions. Forward-looking statements speak only as of the date they are made and, as a result. are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Offer to Purchase or the other Offer documents delivered to you or filed by us. You should carefully consider these and other uncertainties described in the Offer to Purchase and the other Offer documents that have been or will be delivered to you or filed by us with the SEC. You are cautioned not to place undue reliance on any such forward-looking statements. We do not give any assurance that we will achieve our expectations. The inclusion of any statement in the Offer to Purchase or any other Offer documents delivered to you or filed by us does not constitute an admission by us or any other person that the events or circumstances described in such statement are material.

You should read this Offer to Purchase and the documents that we reference in this Offer to Purchase and have filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC, of which this Offer to Purchase is a part, completely and with the understanding that actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by each of these cautionary statements.

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INTRODUCTION

To the Holders of shares of common stock of the Company:

We invite the stockholders of the Company to tender their shares of the common stock of the Company. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, Bellevue is offering to purchase up to 125,000 shares of common stock in the aggregate, at a Purchase Price of $11.00 per share, less any applicable withholding taxes and without interest.

The Offer will expire at 5:00 p.m., New York City time, on July 5, 2024 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated. We may, in our sole discretion, extend the period of time in which the Offer will remain open. We may also terminate the Offer under certain circumstances. See Section 6 and Section 14. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration described in this Offer to Purchase, we have determined a single Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the Offer.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration provisions described in this Offer to Purchase, we will purchase all shares properly tendered at the Purchase Price and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Offer. See Section 1.

If completed, the Offer will provide stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

None of Bellevue, the Information Agent, the Depositary or any of our or their affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, the related Letter of Transmittal and the other Offer materials, including our reasons for making the Offer. See Section 2. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.

We expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of shares sought in the Offer, subject to applicable legal and regulatory requirements. See Section 14.

If the conditions to the Offer have been satisfied or waived and up to 125,000 shares have been properly tendered at a Purchase Price of $11.00 per share and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at the Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than 125,000 shares have been properly tendered at a Purchase Price of $11.00 and not properly withdrawn prior to the Expiration Date, we will buy shares on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all stockholders who properly tender shares at the Purchase Price.

Therefore, it is possible that we will not purchase all of the shares tendered pursuant to the Offer. See Sections 1 and 5, respectively, for additional information concerning priority and proration procedures.

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in Section 5 and the Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any

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tendering stockholder or other payee who fails to complete, sign and deliver the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding on the gross proceeds paid to the payee pursuant to the Offer, unless such payee establishes that such payee is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the Offer.

As of May 2, 2024, the Company had 2,579,347 shares of our common stock issued and outstanding. The shares are listed and traded on the NYSE. On June 25, 2024, the last trading day prior to the date of this Third Supplement, the last reported sale price of the shares on the NYSE was $8.94 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 8.

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THE TENDER OFFER

1.       Number of Shares; Price; Proration

General. Upon the terms and subject to the conditions of the Offer, we hereby offer to purchase for cash up to 125,000 shares of the Company’s common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the Offer, at a Purchase Price of $11.00 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer. We also expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of shares sought in the Offer, subject to applicable legal and regulatory requirements.

If the conditions to the Offer have been satisfied or waived and up to 125,000 shares having an aggregate purchase price of approximately $1,375,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at the Purchase Price and not properly withdrawn. If the Offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

All shares tendered and not purchased pursuant to the Offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of the proration provision, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense promptly following the Expiration Date.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, we will purchase at the Purchase Price properly tendered shares not properly withdrawn on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares. Therefore, it is possible that we will not purchase any or all of the shares that a holder tenders in the Offer.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered at the Purchase Price and not properly withdrawn by such stockholder to the total number of shares properly tendered at the Purchase Price and not properly withdrawn by all stockholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. We expect that we will announce the final proration factor and pay the Purchase Price for any shares purchased pursuant to the Offer promptly after the Expiration Date, after we have determined the number of shares properly tendered and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.       Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. We are making this Offer because we believe the Company’s shares represent an attractive investment. This structure allows us to purchase a fixed number of shares for one price per share. If completed, the Offer will provide stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

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None of Bellevue, the Information Agent, the Depositary or any of our or their respective affiliates makes any recommendation as to whether you should tender or not tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. We recommend you consult your own financial and tax advisors, and carefully read and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, before taking any action with respect to the Offer.

Certain Effects of the Offer. As of May 2, 2024, the Company had 2,579,347 shares of common stock outstanding. Assuming that the conditions to the Offer are satisfied or waived and the Offer is fully subscribed, we would purchase 125,000 shares at a Purchase Price per share of $11.00, representing approximately 5.0% of the Company’s outstanding shares (based on the number of shares outstanding as of May 2, 2024). Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher than the Purchase Price. We can give no assurance as to the price at which a stockholder may be able to sell such shares in the future.

The Offer will reduce the Company’s “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer. In addition, the Offer will increase the proportional ownership of our officers and directors who are not participating in the Offer and any other stockholders who do not participate or participate only in part in the Offer.

Based on the published guidelines of the NYSE and the conditions of the Offer, we do not believe that our purchase of shares pursuant to the Offer will result in the delisting from the NYSE of the remaining shares. The shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of the Company’s stockholders. We have reasonably determined that the consummation of the Offer will not cause the Company’s shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, neither the Company nor Bellevue currently has any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
•	any purchase, sale or transfer of a material amount of the Company’s or any of its subsidiaries’ assets;
•	any material change in the Company’s present dividend rate or policy, or its indebtedness or capitalization;
•	any change in the Company’s present board of directors or management, including but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Company’s board of directors or to change any material term of the employment contract of any executive officer;
•	any other material change in the Company’s corporate structure or business;
•	any class of the Company’s equity securities ceasing to be authorized to be quoted on the NYSE;
•	the termination of registration under Section 12(b) of the Exchange Act of any class of the Company’s equity securities;
•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition or disposition by any person of additional securities of the Company, or the disposition of the Company’s securities, other than pursuant to the Company’s share repurchase program or
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issuances or grants of, or purchases pursuant to, equity awards granted to directors, officers and employees (including employees of companies that may be acquired by the Company); or

•	any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

While neither we nor the Company has any definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), the Company’s management continually assesses and reassesses possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. Notwithstanding the foregoing, the Company reserve the right to change its plans and intentions at any time, as the Company deems appropriate, subject to its obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Stockholders tendering shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the shares resulting from such potential future events.

3.       Procedures for Tendering Shares

Proper Tender of Shares. For shares to be tendered properly pursuant to the Offer, the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, in each case, must be received by the Depositary at its address set forth on the back cover page of this document prior to 5:00 p.m., New York City time, on the Expiration Date.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

Stockholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers, dealers, commercial banks, trust companies or other nominees as it is likely that - for administrative reasons - such nominees have an earlier deadline for you to act to instruct them to accept the Offer on your behalf so that they can meet the above requirements on a timely basis. In addition, you may wish to determine whether transaction costs are applicable if you tender shares through a broker, dealer, commercial bank, trust company or other nominee.

Book-Entry Delivery. The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as “DTC” or the “Book-Entry Transfer Facility”) for purposes of the Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Letter of Transmittal and any other required documents to the Company, the Information Agent or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry

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Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). No signature guarantee is required if either: (a) the Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate(s) for the shares tendered with this Letter of Transmittal or (b) in the case of book-entry shares, on the records of the Depositary, and payment and delivery are to be made directly to such registered holder and such registered holder has not completed the box entitled “Special Payment Instructions.” If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

U.S. Federal Backup Withholding. To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering beneficial owner pursuant to the Offer, prior to receiving such payments, each beneficial owner must submit to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 (“Form W-9”) in the case of a U.S. Holder (as defined in Section 13), or IRS Form W-8BEN or IRS Form W-8BEN-E (“Form W-8BEN”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and may entitle the beneficial owner to a refund, so long as the required information is timely furnished to the IRS. Stockholders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

Non-U.S. Holders are urged to consult their own tax advisors regarding the particular tax consequences to them of selling shares pursuant to the Offer.

Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; (3) the tendered shares are not currently subject to any contractual or other restriction; and (4) the stockholder has the full power and authority to tender and assign the shares tendered, as specified in the Letter of Transmittal.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

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Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of Bellevue, the Information Agent, the Depositary, any of our or their respective affiliates or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any properly tendered shares are not purchased pursuant to the Offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Lost, Stolen, Destroyed or Mutilated Certificates. Stockholders whose certificate or certificates for part or all of their shares that have been lost, stolen, destroyed or mutilated may contact Computershare Trust Company, N.A., as Transfer Agent for our shares, at toll-free (866) 524-0719. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate or certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

Certificates for shares, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, or an Agent’s Message, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Company or Information Agent. Any such documents delivered to us, the Company or Information Agent will not be deemed to be properly tendered.

4.       Withdrawal Rights

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. In addition, tendered shares may be withdrawn if not accepted for payment at any time after 60 days from the commencement of the Offer. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4.

For a withdrawal to be effective, a written or emailed transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and
•	specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering

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stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of Bellevue, the Information Agent, the Depositary, any of our or their respective affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.       Purchase of Shares and Payment of Purchase Price

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay an aggregate Purchase Price of up to $1,375,000 (or such greater amount as we may elect to purchase, subject to applicable law) for shares that are properly tendered at prices at the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the proration provisions of the Offer, shares that are properly tendered at the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment, and pay the Purchase Price per share for, all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

For purposes of the Offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at the Purchase Price and not properly withdrawn, subject to the proration provisions of the Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

We will pay for shares purchased under the Offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See the Letter of Transmittal. Under no circumstances will interest on the Purchase Price be paid by us regardless of any delay in making such payment.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the Offer. In addition, if certain events occur, we may not be obligated to purchase shares under the Offer. See Section 6.

Except as otherwise provided in this Section 5 and the Letter of Transmittal, we will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of proceeds in respect of any shares purchased is to be made to, or shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if tendered shares are registered in the

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name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s), such other person or otherwise), payable on account of the transfer to such other person will be the responsibility of the stockholder and satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, may be required prior to such payment. See the Letter of Transmittal.

Any tendering stockholder or other payee who fails to properly complete, execute and deliver a Form W-9 (included with the Letter of Transmittal) or an applicable Form W-8 may be subject to U.S. federal backup withholding on the gross proceeds paid pursuant to the Offer. See Section 3 and Section 13.

6.       Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after the date of this Offer to Purchase and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us or the Company to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to such event (other than any action or omission to act by us or our affiliates), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment:

•	there shall have been overtly threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer or the acquisition of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or (ii) in our reasonable judgment, could materially and adversely affect the Company’s and its subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the Offer;
•	there shall have been any action overtly threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the Offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect e Company’s and its subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries;
•	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) on or after May 6, 2024, the last trading day prior to the commencement of the Offer, the commencement or escalation of a war, armed hostilities or other international or national calamity involving the United States or any of its territories, including, but not limited to, any outbreak of a pandemic or contagious disease or an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the Company and its subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
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•	there shall have been a decrease of more than 10% in the market price for the Company’s shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 6, 2024, as measured based solely on the last reported closing price for any particular trading day;
•	there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States;
•	a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving the Company or any of its subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or the Company has entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction since May 6, 2024, other than in the ordinary course of business (in each case other than the Offer);
•	there shall not have occurred any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority (including the SEC) with respect to any laws, applicable to the Offer that would directly impact the consummation of the Offer;
•	the consummation of the Offer and the purchase of shares will cause the shares to cease to be traded on or listed on the NYSE or otherwise cause the shares to be deregistered under the Exchange Act;
•	a person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before May 6, 2024);
•	a person or group other than Bellevue who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 6, 2024, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than solely as a result of the Offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares; or
•	a person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any of its shares, or has made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of the Company’s or their respective assets or securities.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered shares to the tendering stockholders;
•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered shares until the expiration of the Offer as so extended;
•	waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the shares properly tendered and not properly withdrawn prior to the Expiration Date; or
•	delay acceptance for payment or payment for shares (in the case of conditions relating to the receipt of governmental approvals necessary to consummate the Offer), subject to applicable law, until satisfaction or waiver of the conditions to the Offer.
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Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Date. Any determination by us concerning the satisfaction of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by stockholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date; provided that, notwithstanding the foregoing, in the event that one or more of the events described above occurs, we will promptly notify securityholders of our determination as to whether we will waive or modify the applicable condition(s) and continue the Offer or terminate the Offer. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above or otherwise elect to proceed with the Offer despite any such conditions not being satisfied, then we may be required to extend the Offer.

Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Date shall not be affected by any subsequent event, regardless of whether such subsequent event otherwise would have resulted in the event having been “cured” or ceasing to exist.

7.       Price Range of Shares; Dividends

The Company’s shares are listed and traded on the NYSE under the trading symbol “NYC” The following table sets forth, for each of the periods indicated, the intra-day high and low sales prices of the shares as reported on the NYSE.

	Market Price		Dividends
	High	Low
2022
First Quarter	$13.75	$9.72	$0.10
Second Quarter	13.63	5.00	0.10
Third Quarter	5.44	2.73	—
Fourth Quarter	3.74	1.70	—
2023
First Quarter	$15.70	$1.58	$—
Second Quarter	14.75	6.70	—
Third Quarter	9.48	6.15	—
Fourth Quarter	9.60	7.19	—
2024
First Quarter	$8.42	$6.25	—
Second Quarter (through June 25, 2024)	9.46	5.46	—

On June 25, 2024, the last trading day prior to the date of this Third Supplement, the last reported sale price of the shares on the NYSE was $8.94 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares.

Any dividend payment must be approved by the Company’s board of directors. In determining whether to pay any dividend, the Company’s board of directors may consider the Company’s earnings, financial condition, capital resources and capital requirements, alternative uses of capital, restrictions imposed by any existing debt, economic conditions and other factors considered relevant by the Company’s board of directors. As a result of the Offer, the Company may, among other things, have less flexibility in relation to future dividends and share repurchases.

Through the six months ended June 30, 2022, the Company paid dividends to common stockholders in the amount of $0.10 per share on a quarterly basis, payable to holders of record on a single quarterly record date. On

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July 1, 2022, the Company announced that it suspended paying dividends and has not declared or paid dividends, beginning with the quarter ended June 30, 2022.

8.       Source and Amount of Funds

Assuming the Offer is fully subscribed, we expect that the aggregate cost of the purchases, including all fees and expenses related to the Offer, will be approximately $1,375,000. The Company intends to fund the Offer with cash on hand.

9.       Certain Information Concerning the Company

General Information About the Company. American Strategic Investment Co. owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. The Company’s principal office is located at 650 Fifth Avenue, 30th Floor, New York, New York 10019, and its telephone number is (212) 415-6500. Its internet address is www.americanstrategicinvestment.com. Unless expressly stated otherwise, the information contained on the Company’s website or connected to the Company’s website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

Additional Information About the Company. The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and executive officers, their compensation, the principal holders of its securities and any material interest of such persons in transactions with the Company. Such material and other information may be viewed on the SEC’s website, www.sec.gov.

10.       Certain Information Concerning Us

General Information About Us. Bellevue Capital Partners, LLC is a Delaware limited liability company that controls the Advisor. The Advisor manages the Company’s day-to-day business with the assistance of the Property Manager. The Advisor and Property Manager are under common control with AR Global and these related parties receive compensation and fees for providing services to the Company. The Company also reimburses these entities for certain expenses they incur in providing these services. See Sections 1 and 11. Our business address is 222 Bellevue Avenue, Newport, RI 02840 and our telephone number is (212) 415-6500.

Mr. Nicholas S. Schorsch has 46 years of investing experience and has acquired, sold or merged over 60 companies. Mr. Schorsch is a two-time winner of the Ernst & Young Entrepreneur of the Year award, first winning Entrepreneur of the Year in 2003 and subsequently receiving Ernst and Young’s Lifetime Achievement Award in 2011. He previously founded and served as the Chairman and Chief Executive Officer of American Realty Capital Properties, Inc. (“ARCP”), an investment services firm that he founded in 2010. After its initial public offering in 2011, Mr. Schorsch grew ARCP from a $65 million company to be the second-largest net-lease REIT in the United States, with over $20 billion of market capitalization. ARCP executed six significant mergers in 2013 and 2014 for a total of over $22 billion, including the acquisition of Cole Capital, the second largest sponsor of non-traded REITs at the time. He is the founder of Realty Capital Securities, LLC (“RCS”), a brokerage firm that was the industry’s leading multiproduct distributor of direct investment programs. Mr. Schorsch was also the founder of RCS Capital Corporation (“RCAP”), a full-service financial services firm with an initial public offering in 2013. From 2013 to 2015, RCAP acquired nine independent broker dealers to assemble the second-largest independent broker-dealer in the country at the time, with hundred of billions of dollars in assets under management and thousands of registered financial professionals. RCAP also combined investment banking, research, legal, transfer agency, workflow, crowdfunding, events and marketing services into a single vertically integrated platform. He is also the founder and former President of Thermal Reduction Corporation, a metal product manufacturing business which he grew through expansion and a series of mergers and acquisitions that expanded product lines and rebranded the company before selling the business to Corrpro in 1994. Mr. Schorsch is the former President and former Chief Executive Officer of American Financial Realty Trust (“AFR”), a publicly traded REIT that owned properties leased to financial institutions. Mr. Schorsch guided AFR from an initial $20 million real estate investment to an initial public offering in 2003. AFR was acquired by Gramercy Corp. in 2007 for $3.1 billion. In addition, Mr. Schorsch is the founder and

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managing member of AR Global, Metropolitan Wealth Management, LLC, ARC Real Estate Partners, LLC and Bellevue Capital. Mr. Schorsch has significant experience in numerous industries, including commercial real estate, manufacturing, hospitality, food and beverage and automobiles. He also has extensive experience in acquiring, merging and selling companies. In connection with his prior position as Chairman of the Board and Chief Executive Officer of each of ARCP, American Realty Capital Trust III, Inc. (“ARCT III”) and American Realty Capital Trust IV, Inc. (“ARCT IV”), Mr. Schorsch, without admitting or denying any of the allegations made against him, reached a settlement with the SEC in connection with an investigation of certain disclosures in connection with the merger of ARCP and ARCT III in February 2013 and the merger of ARCP and ARCT IV in January 2014. As part of the settlement, entered into on July 16, 2019, the SEC did not allege any intentional misrepresentations or willful misconduct on the part of Mr. Schorsch; however, Mr. Schorsch (i) agreed to the entry of an order enjoining him from violating Sections 17(a)(2) and (a)(3) of the Securities Act and Rule 13b2-1 under the Exchange Act and (ii) agreed to pay a penalty in the amount of $7 million and to disgorge certain securities and monetary amounts with AR Capital on a joint-and-several basis. Mr. Schorsch has not been involved in any criminal proceeding during the past five years.

11.       Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of May 2, 2024, the Company had 2,579,347 shares of common stock outstanding. Bellevue and its affiliates currently beneficially own 1,305,861 shares of common stock in the Company, or approximately 50.6% of the Company’s outstanding shares as of May 2, 2024. If Bellevue acquires the full 125,000 shares in the Offer, it will beneficially own approximately 55.5% of the Company’s outstanding shares.

Bellevue Capital Partners, LLC is a Delaware limited liability company that controls the Advisor. The Advisor manages the Company’s day-to-day business with the assistance of the Property Manager. The Advisor and Property Manager are under common control with AR Global and these related parties receive compensation and fees for providing services to the Company. The Company also reimburses these entities for certain expenses they incur in providing these services.

Michael R. Anderson, the Company’s chief executive officer, also has served as the general counsel of AR Global and Bellevue since 2020. Joseph Marnikovic, the Company’s chief financial officer, also has served as the chief financial officer of AR Global and Bellevue since 2019.

Amendment to Rights Agreement and Waiver Agreement

On February 4, 2022, the Company’s board of directors granted (i) a waiver from the Aggregate Share Ownership Limit, as defined and contained in Section 5.7 of the Company’s charter, to permit each of Bellevue, the Advisor, entities controlled by Bellevue, Edward M. Weil. Jr., who is an officer of the Advisor and a holder of a non-controlling interest in Bellevue, and their respective affiliates and certain other entities and individuals who would be treated as Beneficially Owning or Constructively Owning (each as defined in the Charter) shares held by either or both of Bellevue and the Advisor, including Mr. Weil, to Beneficially Own or Constructively Own Shares in an amount up to 20% of the outstanding shares (subject to certain constraints for each such entity and individual on the total actual ownership of shares by such entities and individuals), to the extent and on the terms set forth in each ownership limit waiver agreement (collectively, the “Charter Ownership Limit Waiver Agreements”); and (ii) a waiver from the provisions contained in Section 1.1 of the Amended and Restated Rights Agreement, dated August 17, 2020 (as amended by Amendment No. 1 dated August 12, 2021, the “Rights Plan”), to permit each party to the Charter Ownership Limit Waiver Agreements to Beneficially Own (as defined in the Rights Plan) shares to the maximum extent allowed by the Charter Ownership Limit Waiver Agreements without being deemed an “Acquiring Person” under Section 1.1 of the Rights Plan, subject to the terms set forth in the rights plan waiver agreement (the “Rights Plan Waiver Agreement,” and together with the Charter Ownership Limit Waiver Agreements, the “Waiver Agreements”).

On August 10, 2022, the Company (1) amended the Charter Ownership Limit Waiver Agreements to (i) immediately increase the Excepted Holder Limit (as defined therein) to 21% and (ii) increase the Expected Holder Limit to up to 25% upon conditions precedent being satisfied to increase the Excepted Holder Limit to up to 25% (the “Charter Waiver Agreement Amendments”), and (2) amended the Rights Plan Waiver Agreement to implement corresponding changes. Concurrent with these amendments, the Company’s board of directors reduced the

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Aggregate Share Ownership Limit to 6% for all stockholders of the Company that are not otherwise Bellevue, the Advisor, their respective affiliates or persons who would be treated as Beneficially Owning or Constructively Owning shares of the Company’s common stock held by either or both of Bellevue and the Advisor (the “Excluded Persons”). The terms and conditions of the Charter Ownership Limit Waiver Agreements entered into with each of these entities or individuals are the same except for the actual number of shares the entities or individuals may own or acquire. All other terms and conditions contained in the Company’s charter will otherwise continue to apply to the shares that the entities or individuals may own or acquire.

On February 22, 2023, the Company completed a non-transferable rights offering (the “Rights Offering”), in which the Company raised aggregate gross proceeds of approximately $5.0 million. The Company issued the 386,100 shares of common stock subscribed for in the Rights Offering on February 27, 2023.

In connection with the Rights Offering which expired on February 22, 2023, the Company’s board of directors waived the limits contained in the Company’s Rights Plan. In addition, the Company’s board of directors waived the existing limit imposed on purchases by Bellevue and its affiliates including future issuances of common stock issued in lieu of the Company paying cash to the Advisor for asset management services. Bellevue, the Advisor and other affiliates or persons related to Bellevue have granted an irrevocable proxy to the Company pursuant to which the Company has the right to vote any shares owned by these persons or entities in excess of 34.9% of the Company’s outstanding shares of common stock in the same proportion as all other shares voted by the Company’s stockholders.

Recent Securities Transactions

Based on our records and on information provided to us, neither Bellevue, nor any of its affiliates, directors or executive officers has effected any transactions involving shares of the Company’s common stock during the 60 days prior to the date of this Offer to Purchase, except as otherwise set forth in this Offer to Purchase.

12.       Legal Matters; Regulatory Approvals

We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to the Company’s business that might be adversely affected by our acquisition of the shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

13.       Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of certain material U.S. federal income tax consequences to tendering U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of shares pursuant to the Offer. The Offer will have no U.S. federal income tax consequences to beneficial owners that do not tender any shares in the Offer. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the applicable U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and administrative pronouncements of the IRS and applicable judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. Any such change or differing interpretation may cause the U.S. federal income tax consequences to vary substantially from those described below. The Company has not requested and will not request a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below or any part of the Offer. The IRS may disagree with and challenge any of the conclusions reached herein, and a court may sustain such position.

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This discussion addresses only beneficial owners who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, banks or other financial institutions, insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction or integrated transaction, persons for whom the sale of shares pursuant to the Offer would constitute a “wash sale” for U.S. federal income tax purposes, persons who hold or received their shares pursuant to the exercise of any employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons who hold (or that held, directly, indirectly or constructively, at any time during the five-year period ending on the date of the sale of their shares pursuant to the Offer) 5% or more of the Company’s common stock, and persons required to accelerate the recognition of any item of income with respect to their shares as a result of such item being recognized on an applicable financial statement). This discussion does not address the effect of any state, local or non-U.S. tax laws, or any U.S. federal tax considerations other than those pertaining to the income tax (e.g., estate or gift tax), that may be applicable to beneficial owners of shares, nor does it address any aspects of the unearned income Medicare contribution tax under Section 1411 of the Code, the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement) or the alternative minimum tax.

Beneficial owners are urged to consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the Offer, including the applicability and effect of any state, local and non-U.S. tax laws.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) the administration of which is subject to primary supervision of a court within the United States and with respect to which one or more United States persons, as defined under Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a person that is treated as a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares generally will depend on the status of the partner and the activities of the partnership. Any such partners tendering shares of Company stock and persons holding beneficial interests in shares of Company stock through a partnership are urged to consult their own tax advisors regarding the U.S. federal income and other tax consequences of a sale of shares pursuant to the Offer.

Certain Material U.S. Federal Income Tax Consequences of the Offer to Tendering U.S. Holders

The sale of shares by a U.S. Holder pursuant to the Offer will generally be treated as a sale or exchange for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss on the receipt of cash in exchange for shares pursuant to the Offer equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares sold. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) sold pursuant to the Offer. The gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. The ability to deduct capital losses is subject to limitations.

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Certain Material U.S. Federal Income Tax Consequences of the Offer to Tendering Non-U.S. Holders

Any gain recognized by such Non-U.S. Holder on the sale of shares pursuant to the Offer generally will not be subject to U.S. federal income tax, unless (i) such gain is “effectively connected” with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met. If the gain is described in clause (i) above, the gain generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments). A Non-U.S. Holder described in clause (ii) above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

Non-U.S. Holders are urged to consult their own tax advisors regarding the particular tax consequences to them of selling shares in the Offer.

Information Reporting and Backup Withholding

Payments of proceeds pursuant to the Offer will generally be subject to information reporting. In addition, as described in Section 3 above, U.S. federal backup withholding (currently at a rate of 24%) may apply to payments of gross proceeds paid to a U.S. Holder pursuant to the Offer unless the U.S. Holder delivers to the applicable withholding agent a properly completed and executed Form W-9 certifying that, among other things, its taxpayer identification number (“TIN”) is correct, or otherwise establishes an exemption. Certain persons (including corporations) are not subject to these backup withholding rules. Backup withholding generally will not apply to payments of gross proceeds in the Offer to a Non-U.S. Holder if the Non-U.S. Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules, or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules generally may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS. See Section 3 for additional information.

The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular beneficial owners. Each beneficial owner is urged to consult such beneficial owner’s own tax advisor to determine its particular tax consequences of selling shares in the Offer in light of such beneficial owner’s particular circumstances, including the applicability and effect of any U.S. federal, state, local, non-U.S. and other tax laws.

14.       Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Exchange Act Rule 14e-1(c), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

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Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the Offer or the information concerning the Offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the Offer, if necessary, so that the Offer remains open for at least five business days following such change. If (1) we increase or decrease the price to be paid for shares or increase or decrease the aggregate number of shares being sought in the Offer and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.

15.       Fees and Expenses; Information Agent; Depositary

We have retained Innisfree M&A Incorporated to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer or for making any recommendation in connection with the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

16.       Miscellaneous

In making the Offer, we are not aware of any U.S. State where the making of the Offer is not in compliance with applicable law. If, however, we become aware that the making of the Offer or the acceptance of shares pursuant to the Offer is not permitted by administrative or judicial action pursuant to a U.S. State statute (“State Law”), we will make a good faith effort to comply with such applicable State Law. If, after such good faith effort, we cannot

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comply with the applicable State Law, the Offer will not be made to the holders of shares in that U.S. State. In any U.S. State where the securities or Blue Sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. State. We have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

We have not made any recommendation as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representations in connection with the Offer other than those contained in this document or documents incorporated by reference or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representations must not be relied upon as having been authorized by us, the Information Agent, the Depositary or any of our or their respective affiliates.

Bellevue Capital Partners, LLC

June 26, 2024

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SCHEDULE I

BELLEVUE AND ITS CONTROLLING PERSONS

The purchaser is Bellevue Capital Partners, LLC, a Delaware limited liability company. The address of Bellevue is 222 Bellevue Avenue, Newport, RI 02840 (telephone number: (212) 415-6500).

Mr. Nicholas S. Schorsch is the sole managing member of Bellevue. Bellevue is an entity that controls the Advisor. Bellevue is the sole member of AR Global, which is the sole member of ARC III. ARC III is the sole member of New York City Special Limited Partnership, LLC, which is the sole member of the Advisor. The Advisor manages the Company’s day-to-day business with the assistance of the Company’s Property Manager. The Advisor and Property Manager are under common control with AR Global and these related parties receive compensation and fees for providing services to the Company.

In connection with the company’s Rights Offering which expired on February 22, 2023, the Company’s board of directors waived the limits contained in the Company’s Rights Plan. In addition, the Company’s board of directors waived the existing limit imposed on purchases by Bellevue and its affiliates including future issuances of common stock issued in lieu of the Company paying cash to the Advisor for asset management services. Bellevue, the Advisor and other affiliates or persons related to Bellevue have granted an irrevocable proxy to the Company pursuant to which the Company has the right to vote any shares owned by these persons or entities in excess of 34.9% of the Company’s outstanding shares of common stock in the same proportion as all other shares voted by the Company’s stockholders.

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

BY MAIL	BY OVERNIGHT DELIVERY
Computershare C/O Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare C/O Voluntary Corporate Actions Suite V 150 Royall Street Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the other Offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Banks and Brokers Call: 212-750-5833
All Others Call Toll Free: 888-750-9498

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